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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           THOMAS & BETTS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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                                  [LETTERHEAD]



                                                                  April 28, 1998




Securities and Exchange Commission
Washington, DC  20549

          Re:  Thomas & Betts Corporation
               File No. 1-4682

Ladies and Gentlemen:

     In connection with the Thomas & Betts Corporation proxy statement dated March 23, 1998 for the annual meeting of shareholders, please find enclosed personal solicitation materials filed pursuant to SEC Rule 14a-6(c). Members of senior management, principally the Vice President-Finance and Treasurer and the Investor Relations Officer, plan to contact a number of the Registrant's largest institutional shareholders to clarify the rationale for the proposal to increase the number of authorized shares of common and preferred stock.

                                       Sincerely,


                                       /s/ Fred R. Jones
                                       ------------------------------------
                                       Fred R. Jones
                                       Vice President-Finance and Treasurer




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       CLARIFICATION OF THOMAS & BETTS CORPORATION RATIONALE FOR PROPOSAL #2 -
                INCREASE THE AUTHORIZED COMMON AND PREFERRED STOCK

1.   INCREASE IN AUTHORIZED COMMON STOCK

     - Shareholders last approved an increase in the authorized common stock in 1985.

     - Since 1985, the Corporation has completed 12 stock-for-stock acquisitions, issuing a total of 22,511,495 shares (adjusted for the April 1996 stock split), which is 41% of the shares outstanding as of March 9, 1998.

     - The Corporation has an active on-going acquisition program to increase the depth and breadth of its product offerings which has a proven record of success in increasing shareholder value.

     - A number of potential acquisitions of various sizes are currently being evaluated and, if consummated, would cumulatively involve the issuance of a very large number of shares.

     - The timing, size and specific identity of potential acquisitions which will ultimately be consummated and which will be financed with common stock (or preferred stock) cannot be determined at this time.

     - The increase in the number of shares requested represents management's assessment of what it would require to accomplish both its acquisition objectives and also to be able to accomplish a stock split.

     - The current number of authorized shares of common stock is not sufficient for the Board of Directors to consider even a two-for-one stock
split.   Given the benefits that usually follow a stock split, it would be advantageous to shareholders if the Board would have the ability to consider a three-for-one stock split.

     - If approval is granted for the increase in authorized shares to 250,000,000 shares and the Board were to declare a two-for-one stock split, the number of shares outstanding would be approximately 115,000,000 and the percent of shares available post-increase would be 54%; if


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there were to be a three-for-one stock split, the number of shares outstanding would be approximately 172,500,000 and the percent of shares available post-increase would be 31%.

2.   INCREASE IN AUTHORIZED PREFERRED STOCK

     -    Provides flexibility to management in managing its financial matters.

     - Serious consideration was recently given to a large acquisition in which investment advisers recommended preferred stock as the most favorable financing vehicle.

     - Various investment bankers have independently suggested the use of preferred stock as a preferred vehicle for specific financing needs.

     -    The Corporation has announced a strategy to increase its international
sales to 50% of revenues.    Acquisitions will be a major part of this
international growth, and recent negotiations have shown that preferred stock, depending on the circumstances, may be more attractive than common stock or debt as a financing vehicle, particularly if pooling of interests is not possible.

3.   GENERAL CONSIDERATIONS CONCERNING THE REQUESTED INCREASE IN CAPITAL STOCK

     - The Corporation is required to file amendments to its charter not only in its state of incorporation but also in all states in which the Corporation is qualified to do business as a foreign corporation. Thomas & Betts is currently qualified in 26 states. The cost, time and effort involved in such filings is substantial, and therefore it is important that any such change is sufficient to meet the Corporation's needs for the foreseeable future.